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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY REGISTRANT [X]           FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
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Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive additional materials
[X] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          BRUNSWICK TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid:

   2) Form, schedule or registration statement no.:

   3) Filing party:

   4) Date filed:
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(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

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[BTI LOGO]


                                                               43 Bibber Parkway
                                                          Brunswick, Maine 04011
                                  May 19, 2000

Dear Fellow Shareholder:

             LET'S SET THE RECORD STRAIGHT - VALUE IS THE REAL ISSUE

As you know, Compagnie de Saint-Gobain has made an unsolicited, hostile offer for your Company. As part of its campaign, Saint-Gobain (through its subsidiary, Vetrotex CertainTeed Corporation) has inundated shareholders with mailings, phone calls and solicitations. We believe much of Saint-Gobain's campaign has been a blatant attempt to obscure the real issue - value. This has left many of our shareholders confused and unclear on several important points.

I would like to address some of those points in order to set the record straight and allow shareholders to make important decisions free from rumor and innuendo.

                 WE HAVE BEEN WILLING TO MEET WITH SAINT-GOBAIN

Until very recently, Saint-Gobain had repeatedly claimed that BTI was unwilling to meet with them to discuss their offer. What they had conveniently failed to tell you is that we have invited discussions with Saint-Gobain since early April. Initial meetings were finally scheduled by Saint-Gobain the week of May 15.

                      WE ARE SEEKING STRATEGIC ALTERNATIVES

We are actively exploring and negotiating alternatives that could generate greater shareholder value.

These alternatives could potentially include the sale of the company, the acquisition of another company, or a strategic alliance with another company.

        SAINT-GOBAIN'S OFFER IS INADEQUATE AND LACKS SHAREHOLDER SUPPORT

Saint-Gobain has characterized their offer as "...very good news for BTI's shareholders." We believe nothing could be further from the truth. Your Board of Directors, with the assistance of independent legal and financial advisors, has determined that Saint-Gobain's offer is inadequate and does not reflect the true value of Brunswick. Far from being good news, we think Saint-Gobain's offer is bad news.

Your fellow shareholders seem to agree. Last week, when Saint-Gobain was required to publicly disclose the number of shares tendered to their offer, Saint-Gobain disclosed that only 8,368 shares of BTI common stock had been tendered. That means LESS THAN TWO-TENTHS OF ONE PERCENT of BTI's outstanding shares had accepted Saint-Gobain's tender offer!

THE LACK OF SUPPORT FOR SAINT-GOBAIN'S INADEQUATE OFFER IS GLARINGLY APPARENT.

YOUR BOARD STRONGLY RECOMMENDS THAT ALL BTI SHAREHOLDERS CONTINUE TO REJECT SAINT-GOBAIN'S OFFER AND NOT TENDER THEIR SHARES.


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      SAINT-GOBAIN'S NOMINEES HAVE AN IRRECONCILABLE CONFLICT OF INTEREST

At a special meeting of shareholders currently scheduled for June 16, Saint-Gobain is asking you and other shareholders to remove the BTI board of directors despite the fact that each member of the new board was overwhelmingly elected to a new term at the May 16 annual meeting. Saint-Gobain then wants to replace BTI's newly elected board with nominees who are ALL EXECUTIVE OFFICERS OF COMPAGNIE DE SAINT-GOBAIN OR ITS SUBSIDIARIES.

Whose interests do you think Saint-Gobain's nominees will represent - yours or Saint-Gobain's? We believe that the Saint-Gobain nominees have an irreconcilable conflict of interest. How can they represent the interests of you and other BTI shareholders when the company they work for is trying to buy BTI?

You should be aware that, if elected, the Saint-Gobain nominees would be able to do an end-run around the protections that are now in place to allow your Board time to create value for you.

WHEN YOU RECEIVE BTI'S PROXY STATEMENT REGARDING THE PROPOSED SPECIAL MEETING, PLEASE READ IT AS IT CONTAINS IMPORTANT INFORMATION. YOU CAN GET THE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELEVANT TO THE TENDER OFFER AND SPECIAL MEETING, WHICH INCLUDES PERTINENT INFORMATION AS TO THE PARTICIPANTS IN THE SOLICITATION IN BTI'S AND SAINT-GOBAIN'S PRELIMINARY PROXY MATERIALS, FOR FREE ON THE SEC'S INTERNET WEB SITE AT http://www.sec.gov.

                     AS A SHAREHOLDER, WHAT SHOULD YOU DO?

1)  REJECT SAINT-GOBAIN  -  THROW AWAY THE GREEN PROXY CARD

    We urge shareholders to reject Saint-Gobain's latest attack by throwing away any green proxy card sent to you by Saint-Gobain. Do not support Saint-Gobain at the special meeting. Reject Saint-Gobain's solicitation and tender offer.

2)  SUPPORT BTI  -  VOTE THE WHITE PROXY CARD

    We urge you to support BTI and prevent Saint-Gobain from gaining control of your Company by voting the WHITE proxy card now which will be sent to you shortly by BTI with a proxy statement.


We appreciate your continued support.

                               Sincerely,

                               /s/ Martin S. Grimnes
                               -----------------------------------
                               Martin S. Grimnes
                               Chairman and Chief Executive Officer



          IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES, PLEASE
                           CALL OUR PROXY SOLICITOR:

                        MORROW & CO. AT (800) 662 - 5200